EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-459-8800
sandy@pfaffpr.com

Bank of Marin Bancorp Announces Increase in Cash Dividend
Increase follows third quarter earnings of $3.4 Million

NOVATO, CA, October 26, 2010 -- Bank of Marin Bancorp (“the Bank”, NASDAQ: BMRC) has announced that its Board of Directors have declared a quarterly cash dividend of $0.16 per share. The cash dividend is payable to shareholders of record at the close of business on November 3, 2010 and will be payable on November 12, 2010. The Bank has paid a dividend for the past 22 quarters.

"We are committed to sharing our success with the shareholders of Bank of Marin and are pleased to be able to increase our dividend this quarter,” said Russell Colombo, President and Chief Executive Officer. “We continue to focus on consistent, conservative growth and are very pleased with our results.”

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets currently exceed $1 billion.  Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the largest community bank in Marin County with fifteen offices in San Francisco, Marin and Sonoma counties. The Bank's Administrative offices are located in Novato, California.  Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting the local community. The Bank is included in the Russell 2000 Small-Cap Index, is recognized as a Top 200 Community Bank, ranked number 42 in the U.S. by US Banker Magazine, and has received the highest five star rating from Bauer Financial for more than ten years (www.bauerfinancial.com). Celebrating its 20th anniversary in 2010, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "intend," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.